Exhibit 99.1

CervoMed Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Updates

Reported positive Phase 2b RewinD-LB clinical data at CTAD 2025; additional analyses to be presented at AD/PD 2026

Obtained alignment with FDA and global regulators for planned Phase 3 trial design in patients with DLB and selected Phase 3 formulation, dose and dosing regimen

Multiple potential catalysts anticipated in the second half of 2026, including initiation of the planned Phase 3 trial, topline data from Phase 2a ischemic stroke recovery trial, initial topline data from Phase 2a primary progressive aphasia trial, and initiation of EXPERTS-ALS trial in Amyotrophic Lateral Sclerosis

BOSTON, March 17, 2026 — CervoMed Inc. (NASDAQ: CRVO), a clinical-stage biotechnology company developing treatments for age-related brain disorders (CervoMed or the Company), today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided corporate updates.

“CervoMed made significant strides in 2025 and early 2026 with its lead neflamapimod program in dementia with Lewy bodies (DLB). We reported positive and supportive Phase 2b RewinD-LB data at the 18th Clinical Trials on Alzheimer's Disease (CTAD) Conference, obtained alignment with the U.S. Food and Drug Administration (FDA) and other global regulators on the design of our planned Phase 3 trial design in patients with DLB, and selected the neflamapimod formulation, dose and dosing regimen that will be used in the planned Phase 3 trial,” said John Alam, MD, Chief Executive Officer of CervoMed. “We are now looking ahead to a catalyst-driven 2026, including initiation of the planned Phase 3 trial evaluating neflamapimod in DLB in the second half of 2026, subject to available financing. In addition, we expect to report initial topline Phase 2a results from our other programs evaluating neflamapimod in both ischemic stroke recovery (RAS) and the non-fluent variant primary progressive aphasia (nfvPPA), along with initiation of the EXPERTS-ALS trial in amyotrophic lateral sclerosis (ALS), all during the second half of 2026 as well.”

Fourth Quarter 2025 and Recent Program Highlights

Dementia with Lewy Bodies

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CervoMed selected 50mg three times per day (TID) of a stable crystal form of neflamapimod produced using a new, controlled manufacturing process as the dose and dosing regimen that will be used for the Company’s planned Phase 3 trial in patients with DLB.

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CervoMed obtained alignment with the FDA on a proposed Phase 3 trial design to support a potential New Drug Application for neflamapimod in DLB in November 2025 and with other global regulators during the first quarter of 2026. Based on FDA feedback, CervoMed plans to initiate a single, global, randomized, double-blind, placebo-controlled Phase 3 clinical trial evaluating the efficacy and safety of neflamapimod in approximately 300 patients with DLB, subject to available funding. The trial will exclude patients who have historical evidence of AD co-pathology by brain imaging scan or cerebrospinal fluid sampling and will be further enriched for participants who do not have AD co-pathology by excluding patients with plasma ptau181 ≥ 21.0 pg/mL at screening. Participants will be randomized 1:1 to receive either oral neflamapimod or placebo for 32 weeks, followed by a neflamapimod only extension for 48 weeks. The primary endpoint will be worsening of global cognition and function as measured by change in the Clinical Dementia Rating-Sum of Boxes (CDR-SB). Secondary endpoints include the percentage of participants who have a greater than 1.5-point increase in CDR-SB and other well-established measures of cognitive and motor function. Assessments of key biomarkers of the neurodegenerative process will also be included.

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In a late-breaking oral session at CTAD Conference, clinical investigators shared the full results of the Phase 2b RewinD-LB trial evaluating neflamapimod for the treatment of DLB. The results of the trial demonstrated a significant and clinically meaningful effect on multiple outcomes in DLB patients, including on the primary outcome measure, change in CDR-SB, in the participants who received neflamapimod drug product that achieved expected and targeted plasma drug concentrations. These positive clinical outcomes were correlated with observed reductions in established biomarkers of neurodegeneration, supporting neflamapimod’s mode of action targeting the underlying DLB mechanism.

Amyotrophic Lateral Sclerosis (ALS)

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Neflamapimod was recently selected for inclusion in the EXPERTS-ALS platform in the United Kingdom (UK). EXPERTS-ALS facilitates rapid testing of potential treatments for ALS to identify promising drug candidates and potentially accelerate their path to regulatory approval. EXPERTS-ALS, funded by the UK government and UK-based charities, will conduct the clinical trial and CervoMed will provide drug product.

Corporate Updates

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During the fourth quarter of 2025 and first quarter of 2026, multiple patents related to neflamapimod were issued in Europe, Japan, and China, strengthening CervoMed’s global intellectual property portfolio supporting the development of neflamapimod for neurodegenerative disorders.

●	In October 2025, Matthew Winton, Ph.D., joined CervoMed as Chief Commercial and Business Officer and David Quigley joined the Company’s Board of Directors.

Anticipated Milestones for 2026

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DLB: CervoMed plans to initiate a Phase 3 trial evaluating neflamapimod in patients with DLB in the second half of 2026, subject to obtaining sufficient funding. The Company will present additional data supporting its choice of patient population and dosing regimen for the trial at the AD/PD 2026 Scientific Conference taking place March 17-21, 2026, in Copenhagen, Denmark.

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RAS: CervoMed expects to complete enrollment in its ongoing Phase 2a RESTORE trial evaluating neflamapimod in patients recovering from acute ischemic stroke in mid-2026 and to report topline data from the trial in the second half of 2026.

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nfvPPA: CervoMed expects to complete enrollment in its ongoing Phase 2a trial evaluating neflamapimod in patients with nfvPPA in mid-2026. The Company also expects to report initial biomarker data from the trial in mid-2026 and initial topline clinical data from the trial in the second half of 2026.

●	ALS: CervoMed expects initiation of the EXPERTS-ALS trial evaluating neflamapimod in patients with ALS by the end of 2026.

Full Year 2025 Financial Results

Cash Position: As of December 31, 2025, CervoMed had approximately $20.9 million in cash, cash equivalents and marketable securities, as compared to $38.9 million as of December 31, 2024. Based on its current operating plan, CervoMed believes its cash, cash equivalents, and marketable securities on hand as of December 31, 2025, will enable the Company to fund its planned operating expenses and capital expenditure for approximately six months from the date of this release.

Grant Revenue: Grant revenue was approximately $4.0 million for the twelve months ended December 31, 2025, compared to approximately $9.7 million for the same period in 2024. The decrease in grant revenue was due to the completion of the randomized phase of the RewinD-LB Trial in late 2024, followed by the subsequent completion of the extension phase in mid-2025.

Research and Development (R&D) Expenses: R&D expenses for the twelve months ended December 31, 2025, were approximately $21.8 million, compared to approximately $18.8 million for the same period in 2024. The increase in R&D expenses was primarily due to increases in personnel and consulting costs, R&D- and CMC-related activities related to the batch issues identified during the RewinD-LB trial, implementation of the Company’s pre-Phase 3 manufacturing improvements, and non-DLB clinical work for neflamapimod, including costs related to the RAS and nfvPPA clinical trials, which were both initiated during 2025.

General and Administrative (G&A) Expenses: G&A expenses were approximately $10.5 million during the twelve months ended December 31, 2025, compared to approximately $9.2 million for the same period in 2024. The increase in G&A expenses was primarily due to increases in personnel costs, insurance and taxes, and professional fees, partially offset by a decrease in stock-based compensation.

Net Loss: Net loss was approximately $27.0 million for the twelve months ended December 31, 2025, compared to approximately $16.2 million for the same period in 2024.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood–brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In non-clinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed
CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in patients with DLB, enriched for those without AD co-pathology. The Company plans to initiate a global, pivotal Phase 3 trial in patients with DLB, enriched for those without AD co-pathology, in the second half of 2026, subject to available funding.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the Company’s need to acquire sufficient funding, including funding for its planned Phase 3 trial; our anticipated cash runway; the therapeutic potential of neflamapimod in DLB or any other indication, including the degree of sustainability of any therapeutic effects and the plasma drug concentrations that may be achieved with neflamapimod treatment in any of the Company’s future clinical trials; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of the Company’s planned Phase 3 trial in DLB patients and the announcement of any data therefrom; the anticipated data readouts from the Phase 2a trials in RAS and nfvPPA and the anticipated dosing of the first patient with neflamapimod in the EXPERTS-ALS trial; any other expected or implied benefits or results, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients; and expectations with respect to neflamapimod, including the timing of any regulatory submissions and potential approvals thereof, if any, in DLB or any other indication. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA or other regulators; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:

Lisa Guiterman
Biongage Communications

lisa.guiterman@gmail.com

202-330-3431

Investor Relations:

Argot Partners
cervomed@argotpartners.com
212-600-1902